Exhibit 99.1

SDI Announces Corporate Update

Wakefield, Massachusetts – September 11, 2017 (TSX-V: SDZ) (OTCQB: SDEV) Security Devices International Inc. (“SDI” or “The Company”) appoints a new President & COO, details the winning of a national 40mm tender with the Royal Canadian Mounted Police (“RCMP”), and announces changes to its board of directors.

SDI appoints Paul Jensen as the Company’s new President & COO effective October 1, 2017.

Mr. Jensen is a seasoned, global executive with direct experience in developing high-performance teams, managing complex projects, and building a global network of trusted advisors and business partners. His experiences have been focused on plastics contract manufacturing, the defense sector, technology licensing, and managing intricate, multi-national programs. Paul has extensive business experience in the Middle East in both the public and private sectors of defense.

Mr. Jensen’s tenures include: co-founding HALO Maritime Defense Systems, an award winning technology company offering the world’s most advanced marine automated security system with 13 patents and over $300 million in naval and defense opportunities; Nypro Inc., a billion dollar plastics injection molding contract manufacturer, where Paul held senior management positions for nearly two decades (directed a business unit with $150 million in sales); and positions with Kodak and GE as well as the United States Army - 9 years active duty serving in command positions with the 82nd Airborne Division and XVIIIth Airborne Corps, leading up to Operation Urgent Fury, and on the Staff and Faculty, U.S. Military Academy, as an Assistant Professor of Chemistry – Paul was twice awarded the Meritorious Service Medal.

A Distinguished Graduate of the United States Military Academy at West Point (1977), Paul received his M.S. in Chemistry from M.I.T. (1979 – Fannie and John Hertz Fellow) and holds an M.B.A. with honors from Golden Gate University (1982). He is a graduate of the Senior Executive Program at the University of Tennessee and has served on the adjunct faculty at the Fuqua School of Business, Duke University.

Mr. Jensen’s wealth of practical experience will assist the Company well in the next phase of its global growth.

RCMP Awards its Request for Standing Offer Tender for 150,000 40mm less lethal rounds to SDI’s Technology Partner which uses the SDI “Collapsible Head Projectile” in the production of its 40mm “Def-Tec” BIP

SDI is pleased to announce that the Royal Canadian Mounted Police recently announced the awarding of its request for standing offer tender for its requirement of 40mm less lethal rounds.  They selected the round submitted by SDI’s North American licensee, The Safariland Group.  The winning round is produced using SDI’s patented collapsible head technology, the blunt impact projectile (BIP) married to Safariland’s proprietary propulsion system.  It is marketed under the brand name Defense Technology BIP.

The RCMP tender specification called for a 40mm round that “featured a collapsible expandable gel-nose head with an expander piston arrangement that will absorb and disperse energy over a wider impact area.”  Only SDI’s patented collapsible head projectile qualified.

The tender is for 150,000 rounds over a three-year period with an option for an additional 150,000 over an additional two-year period.  SDI began supplying the first rounds under their agreement with Safariland in August 2017.  Paul Jensen, President of SDI stated, “this win validates the disruptive nature of the collapsible head technology, and the Company believes that this will be but the first of a number of government tenders that the BIP will win through its partnership with The Safariland Group.”

SDI shifts its focus to a Licensing model as it looks to sign agreements with strong partners around the globe that have world-class manufacturing capabilities and large distribution networks

The RCMP award through SDI’s North American licensing partner validates the concept of combining SDI’s state-of-the-art technology with strong partners globally, that have the distribution infrastructure and footprint to significantly grow SDI’s market penetration.   The Company is in talks with several other geographically strategic entities, to license its patented 40mm technology. The licensing of the Company’s intellectual property will be an important part of SDI’s strategy on a go forward basis.

The shift in focus at SDI towards working with global technology partners that have established manufacturing capabilities and large in-place distribution networks will allow SDI to reduce its “boots on the ground” retail effort that currently focuses on direct sales to local police departments and correctional facilities.  This will permit SDI to reduce operating costs by more than 50% from its 2017 run rate and will let SDI management focus its efforts on the signing of new technology partners and the development of its e-commerce efforts.

Changes to the SDI Board

Bryan Ganz has been appointed executive chairman of the Company from his current position as President. The Company welcomes Bryan to his new position as executive chair and looks forward to continued growth.

Keith Morrison has resigned from the Company’s board of directors as chairman. The Company would like to thank Keith for his guidance and support during his term on the board, as chairman.

Karim Kanji has also resigned from the board of directors. SDI would like to thank Karim for his contribution to the Company and wish him well in his future endeavours.

Share issuance to NEIP

SDI reports that it has made a further share issuance to Northeast Industrial Partners under the consulting agreement announced on June 20, 2016, and extended as announced on June 16, 2017.  SDI issued 498,423 common shares at a deemed price of $0.1599 per share to satisfy the payment of USD $62,500 due in August 2017. The shares are subject to a four-month hold period expiring on December 26, 2017.

Northeast Industrial Partners is controlled by Bryan Ganz, who was the President and a director of SDI.  Northeast Industrial Partners is a related party of SDI under Multilateral Instrument 61-101 ("MI 61-101"). SDI is exempt from the formal valuation requirement and shareholder approval requirement of MI 61-101 in connection with this issuance.

About Security Devices International
SDI is a technology company specializing in the areas of Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions.

Forward Looking Statement
The information in this news release includes certain information and statements about management’s view of future events, expectations, plans and prospects that constitute forward looking statements. Because of certain risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward looking statements. Although SDI believes that the expectations reflected in forward looking statements are reasonable, it can give no assurances that the expectations of any forward-looking statements will prove to be correct. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward looking statements or otherwise.

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For additional information contact:
Dean Thrasher, CEO
Tel. 905-582-6402
Or visit: www.securitydii.com